Exhibit 99.1

NKGen Biotech Announces Clearance of Clinical Trial Application by Health Canada for SNK01 NK Cell Therapy to Treat Alzheimer’s Disease

NKGen’s SNK01 program continues to show positive progress with the FDA IND clearance in October 2023, and now the CTA clearance by Health Canada for a phase 1/2a clinical trial in moderate Alzheimer’s Disease patients.

Based on data generated from its Phase I dose escalation safety trial, presented at the recent CTAD conference in October 2023, NKGen is optimistic that the Phase 1/2a clinical trial could demonstrate more pronounced cognitive benefits and a greater decrease in neuroinflammation.

The U.S. Phase 1/2a trial of SNK01 in moderate Alzheimer’s disease patients offically opened with first patient enrolled in December 2023.

SANTA ANA, Calif., December 27, 2023 -- NKGen Biotech Inc. (Nasdaq: NKGN) (“NKGen” or the “Company”), a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic, and CAR-NK natural killer cell therapeutics, today announced that it has received a No Objection Letter (“NOL”) from Health Canada for its Clinical Trial Application (“CTA”) for a Phase 1/2a study to evaluate the safety, tolerability, and exploratory efficacy of SNK01 natural killer (“NK”) cell therapy for treatment of patients with moderate Alzheimer’s Disease (“AD”). SNK01 is an autologous, non-genetically modified NK cell product that has enhanced cytotoxicity and activating receptor expression.

Phase 1 is an open label safety evaluation to determine the maximum tolerated dose and/or recommended Phase 2 dose of SNK01. Phase 2 is a randomized, placebo controlled, multicenter trial evaluating the safety and efficacy of SNK01 in moderate AD patients. This approved trial of approximately 36 patients with moderate AD is expected to commence in December 2023, with the first interim data expected in Q3 2024.

NKGen’s SNK01 program continues to show positive progress in Alzheimer’s Disease, as demonstrated by the most recent results reported at the Clinical Trials on Alzheimer’s Disease (“CTAD”) Annual Meeting in October 2023. Data from a Phase 1, 3 + 3 dose-escalation trial of SNK01 in patients with AD, suggested that SNK01 was well tolerated, and appeared to cross the blood-brain barrier to have a positive effect on brain protein aggregates as well as on neuroinflammation without any related serious adverse effects observed. 90% of patients demonstrated improvement or maintained stable cognitive function as per Alzheimer's disease composite score (“ADCOMS”) at 11 weeks (one week after the last dose).

“It is estimated that more than 350 people in Canada develop some form of dementia each day. We believe the CTA clearance by Health Canada further validates the potential of our neurodegenerative disease program to help address this growing problem,” said Paul Y. Song, M.D., Chief Executive Officer of NKGen Biotech. “While the main focus of existing therapeutics continues to be on individuals with mild cognitive impairment, Health Canada has granted us the opportunity to direct our endeavors towards a more advanced population currently lacking any approved disease modifying therapy. Based on data generated from our Phase I dose escalation safety trial, presented at the recent CTAD conference, we are optimistic that our upcoming Phase 1/2a clinical trial (which incorporates a higher dose and more prolonged dosing schedule), might lead to greater cognitive benefits and a larger reduction in neuroinflammation and proteins.”

About NKGen Biotech

NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic, and CAR-NK natural killer cell therapeutics. NKGen is headquartered in Santa Ana, California, USA. For more information, please visit www.nkgenbiotech.com.

Forward-Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward looking statements are subject to risks and uncertainties, many of which are outside of the Company’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, statements regarding the Company’s plans for developing SNK01, including the expected timing of announcing further results from its ongoing Phase 1 clinical trial; the Company’s plans for a Phase 1/2a clinical trial and expectations that the Phase 1/2a clinical trial may show greater cognitive benefit and further reduction in neuroinflammation; the expected trial design for the Phase 1/2a clinical trial; and potential benefits of the Company’s product candidates.

Risks that contribute to the uncertain nature of the forward-looking statements include: the Company’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that initial and interim results of a clinical trial do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; the FDA’s clearance of the Company’s IND for its Phase 1/2a clinical trial should not be relied on as a validation of SNK01’s potential or the Company’s approach; Health Canada’s clearance of the Company’s CTA for its Phase 1/2a clinical trial should not be relied on as a validation of SNK01’s potential or the Company’s approach potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; and NKGen’s ability to raise additional funding to complete the development of its product candidates. These forward-looking statements are based upon NKGen’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. The foregoing list of factors is not exhaustive. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in the Company’s filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at www.sec.gov and on the Company’s website under the subheading “Investors”. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law. You should read this press release completely and with the understanding that the Company’s actual future results or performance may be materially different from what we expect.

Contacts:

Internal Contact:

Denise Chua, MBA, CLS, MT (ASCP)

Vice President, Investor Relations and Corporate Communications

949-396-6830

dchua@nkgenbiotech.com

External Contacts:

Chris Calabrese

Managing Director

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

Kevin Gardner

Managing Director

LifeSci Advisors, LLC

kgardner@lifesciadvisors.com